CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Glowpoint, Inc. and Subsidiaries:

We hereby consent to this registration statement of Glowpoint, Inc. on Amendment No.1 to Form S-1 (Registration No.333-146838) of our report dated May 30, 2007, relating to the 2006 consolidated financial statements which report appears in Amendment No.1 to Form S-1, and to the reference to us under the heading “Experts” in this registration statement.

Edison, New Jersey
December 14, 2007